Exhibit 99.1

Soluna Announces Monthly Business Update

Expansions at Dorothy 2, and Long Term Power Pipeline Swells to 2.8 GW

ALBANY, NY, July 10, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its June 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	$20M Secured from Spring Lane Capital to Launch Project Kati 1 – New Construction begins Q3 2025. Spring Lane to support up to $100M across Soluna’s pipeline. Learn more here.
●	Blockware Partnership Expands Over 50% at Project Dorothy 2 – Now totaling 8 MW of sustainable hosting capacity. Read more here.
●	Compass Mining Renews and Expands into Project Dorothy 2 – Long-term partnership now spans 13 MW across the Dorothy campus. Read more here.
●	Soluna Featured in Inside Climate News - CEO John Belizaire speaks with Arcelia Martin on using stranded renewables to power the future of computing. Read the article here.
●	CEO Featured on The Blockware Podcast – John Belizaire on Bitcoin’s green future, infrastructure growth, and the trillion-dollar tsunami ahead. Watch it here.
●	CEO Interviewed on Scaling Clean – A deep dive into Soluna’s model, the convergence of computing and clean energy, and building with communities in mind. Listen here.

●	New Blog - Explores the risks of deep-sea mining for battery materials and positions Soluna’s computing model as a scalable alternative. Read it here.
●	Power Pipeline Grows – Up to 2.8 GW of Long-Term Capacity

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The site has continued to navigate through extreme heat conditions, operating at greater than 90% uptime.
●	Filter replacement is underway to assist with airflow optimization.
●	Fleet upgrade underway for two hosting customers to drive increases in hashrate.
●	A review is underway at Project Dorothy 1B with our JV partner to upgrade aging miners and enhance hashrate performance.

Project Dorothy 2 (48 MW Under Construction, Bitcoin Hosting):

●	The three build phases (16 MW, 14 MW, and 18 MW) are all tracking on schedule.
●	Additional temporary support has been onboarded to complete the deployment of miners for Phase 1 by next week.
●	Power commissioning has started for Phase 2 (14 MW) and is expected to be completed by the end of the month in advance of the planned substantial completion date of early August.
●	We are in the process of receiving miners for Phase 2 and deploying them as power commissioning efforts are completed.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The fleet expansion for an existing customer was completed, and the site has maintained steady state operations throughout the month.

Project Kati (166 MW Under Development, Bitcoin Hosting and AI):

●	ERCOT has completed modeling for Phase 1 (83 MW), which reached its Production Load Date on July 2, 2025.
●	Contracting for Kati 1 (83 MW) construction of Bitcoin Hosting is underway, and mobilization timing is in the process of being finalized. The project is expected to be constructed in at least two phases, including a 35 MW phase.

Pipeline Highlights:

●	Development activities have launched on Projects Hedy, Ellen, and Annie, with progress across PPA negotiations, ERCOT planning, and land acquisition.
●	The long-term pipeline increased by 200 MW, now reaching 2.8 GW, driven by new curtailment assessments and active term sheet discussions.
●	A project scoring system is being developed to assess AI hosting potential across the portfolio.

Customer Success:

●	Completed contract for partnership expansion at Dorothy 2 for 30 MW. This marks the third expansion with this customer, who first deployed with Soluna at Project Sophie in 2023.
●	Completed contract renewal and expansion with Compass Mining. The expanded agreement includes a contract renewal at Soluna’s Project Dorothy 1 site and a major expansion into its adjacent site, Project Dorothy 2, marking a total deployment of approximately 13 megawatts (MW) of computing capacity across the two locations.
●	Completed hosting expansion agreement with Blockware. Following their initial 5 megawatt (MW) deployment in April, Blockware is adding 3 MW of hosting capacity at Soluna’s Project Dorothy 2 data center in Texas, bringing their total contracted footprint at the site to 8 MW.

●	All Project Dorothy 2 pipeline contracting completed for 2025; 48 MWs fully marketed and at full hosting capacity, both with brand new customers and current partner expansions.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Dorothy 2 and Project Kati, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co